SCHEDULE 14A INFORMATION
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

[_]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[_]	Soliciting Material Under Rule 14a-12

AB Municipal Income Fund II
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

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(4)	Date Filed:

AB Municipal Income Fund II

AB Arizona Portfolio

Urgent Proxy Voting Request

Shareholder Meeting Adjourned

Dear Valued Shareholder:

The AB Municipal Income Fund II shareholder meeting scheduled for February 13, 2025, has been adjourned. It will reconvene on March 19, 2025 at 2:30 PM at AllianceBernstein’s offices at 66 Hudson Boulevard, New York, NY.

Our proxy solicitor must continue to contact shareholders until they vote to achieve the required threshold on the proposal to liquidate and terminate each of the Portfolios. You are receiving this reminder because you held eligible shares on the record date—but we have not yet received your vote.

Your board of trustees unanimously recommends a vote FOR the liquidation proposal. Please help us by voting as soon as possible. You can vote quickly and easily by any of the following methods:

Online

Visit the website listed on the enclosed proxy card or voting instruction form and follow the instructions.

By Telephone

Call the toll-free number printed on the enclosed proxy card or voting instruction form and follow the automated instructions. Available 24 hours a day 7 days a week.

By Mail

Mail your signed proxy card or voting instruction forms in the enclose postage-paid envelope.

Speak With A Proxy Specialist

Call (866) 467-3316 with any questions. Specialists can assist with voting and are available from 9:00 a.m.–11:00 p.m. ET (Monday–Friday) and from noon to 6:00 p.m. ET (Saturday).

The proxy materials contain important information regarding the proposal to liquidate and terminate each of the Portfolios that you and other shareholders are being asked to consider. Please read the materials carefully. If you have questions regarding the liquidation proposal, please call Computershare Fund Services, the funds’ proxy solicitor, toll free at (866) 467-3316.

Thank you for your prompt attention to this matter. We appreciate your effort and your patience.